Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of May 4, 2018 (this “Second Supplemental Indenture”), to the Indenture dated as of June 30, 2015 (the “Indenture”), as amended by that certain First Supplemental Indenture dated as of November 6, 2017, each between Impax Laboratories, Inc. (the “Company”), a Delaware corporation, and Wilmington Trust, National Association, a national banking association, as Trustee (the “Trustee”). Each term used herein which is defined in the Indenture has the meaning assigned to such term in the Indenture unless otherwise specifically defined herein, in which case the definition set forth herein shall govern.

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered the Indenture to provide for the issuance by the Company of a series of securities known as its 2.00% Convertible Senior Notes due 2022 (the “Notes”);

WHEREAS, the Company entered into a Business Combination Agreement, dated as of October 17, 2017 (the “Business Combination Agreement”), as amended by Amendment No. 1 dated November 21, 2017 and Amendment No. 2 dated December 16, 2017, by and among the Company, Atlas Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Holdco”), K2 Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Holdco (“Merger Sub”) and Amneal Pharmaceuticals, LLC (“Amneal”), a Delaware limited liability company;

WHEREAS, pursuant to the Business Combination Agreement and subject to the terms and conditions therein, Merger Sub will merge with and into the Company, the Company will convert to Impax Laboratories, LLC, a limited liability company pursuant to the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, and become a wholly-owned subsidiary of Holdco (the “Combination”), which will be renamed Amneal Pharmaceuticals, Inc. (“New Amneal”);

WHEREAS, pursuant to the Business Combination Agreement and subject to the terms and conditions therein, at the effective time of the Combination, each share of the Common Stock, par value $0.01 per share, of the Company (the “Impax Common Stock”) issued and outstanding immediately prior to the effective time of the Combination (other than the shares of Impax Common Stock held by the Company, Holdco, Amneal, or any direct or indirect wholly owned subsidiary of Amneal or the Company) will be converted into the right to receive one share of Class A Common Stock, par value $0.01 per share, of New Amneal (“New Amneal Class A Common Stock”);

WHEREAS, Article 14.07(a) of the Indenture provides that upon the occurrence of any Merger Event, then, at and after the effective time of the transaction, the right to exchange each $1,000 principal face amount of Notes will be changed into a right to exchange such principal face amount of Notes into, in lieu of Impax Common Stock, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Impax Common Stock equal to the Exchange Rate immediately prior to such transaction would have owned or been entitled to receive (the “Reference Property”) upon such transaction;

WHEREAS, in connection with the execution and delivery of this Second Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 10.05 and 14.07(b) of the Indenture; and

WHEREAS, the Company and New Amneal have requested that the Trustee execute and deliver this Second Supplemental Indenture and have satisfied all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms.

NOW, THEREFORE, for and in consideration of the premises contained herein and intending to be legally bound, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders, as follows:

ARTICLE I

EFFECT OF MERGER ON CONVERSION RIGHT

Section 1.1 Conversion Right. The Company and New Amneal hereby acknowledge and agree that, in accordance with Article 14.07(a) of the Indenture, at and after the effective time of the Combination, the Holder of each Note that was outstanding as of the effective time of the Combination shall have the right to convert, subject to the provisions of Article 14 of the Indenture, each $1,000 principal face amount of such Note for the number of shares of New Amneal Class A Common Stock that a Holder of a number of shares of Impax Common Stock equal to the Conversion Rate immediately prior to the effective time of the Combination would have been entitled to receive upon the Combination. For purposes of this Second Supplemental Indenture, “Reference Property” and “unit of Reference Property,” as defined in the Indenture, means New Amneal Class A Common Stock and one share of New Amneal Class A Common Stock, respectively, and the initial Conversion Rate immediately following the Combination will be 15.7853 shares of New Amneal Class A Common Stock.

ARTICLE II

ADDITION OF NEW AMNEAL AS A PARTY TO THE INDENTURE

Section 2.1 New Amneal hereby irrevocably and unconditionally agrees to be bound by the terms of the Indenture applicable to it and to issue shares of New Amneal Class A Common Stock as necessary to satisfy the Company’s conversion obligation with respect to any Notes validly surrendered for conversion pursuant to Article 14 of the Indenture.

Section 2.2 The Company and New Amneal hereby covenant and agree that, in connection with the delivery of New Amneal Class A Common Stock upon conversion of any Notes validly surrendered for conversion pursuant to Article 14 of the Indenture, they shall take such measures to protect the interests of the Holders of the Notes as they shall reasonably consider necessary in connection with the Combination and the matters set forth in Section 1.1 of this Second Supplemental Indenture in connection therewith.

ARTICLE III

MISCELLANEOUS

Section 3.1 Conflict with Indenture.

To the extent not expressly amended or modified by this Second Supplemental Indenture, the Indenture shall remain in full force and effect. If any provision of this Second Supplemental Indenture is inconsistent with any provision of the Indenture, the provision of this Second Supplemental Indenture shall control.

Section 3.2 Effectiveness.

The provisions of this Second Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Second Supplemental Indenture shall become operative only upon the payment of the Consent Payment (as defined in the Statement), with the result that the amendments to the Indenture effected by this Second Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof if the payment of the Consent Payment shall not occur.

Section 3.3 Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SECOND SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.4 Successors.

All agreements of the Company and the Trustee in the Indenture and as amended by this Second Supplemental Indenture shall bind their respective successors.

Section 3.5 Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.6 The Trustee.

The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution thereof by the Company. The recitals of fact contained herein shall be taken as the statements solely of the Company, and the trustee assumes no responsibility for the correctness thereof.

IN WITNESS WHEREOF, the parties to this Second Supplemental Indenture have caused it to be duly executed as of the day and year first written.

IMPAX LABORATORIES, LLC

By:	/s/ Bryan M. Reasons

Name:	Bryan M. Reasons
Title:	Chief Financial Officer

AMNEAL PHARMACEUTICALS, INC.

By:	/s/ Bryan M. Reasons

Name:	Bryan M. Reasons
Title:	Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Sarah Vilhauer

Name:	Sarah Vilhauer
Title:	Banking Officer